                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                           INTRAWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         N/A
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         N/A
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         N/A
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         N/A
         -----------------------------------------------------------------------
     (5) Total fee paid:
         N/A
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         N/A
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         N/A
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     (3) Filing Party:
         N/A
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     (4) Date Filed:
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
                                INTRAWARE, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, AUGUST 13, 1999
                                 AT 10:00 A.M.

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Intraware, Inc., a Delaware corporation (the "Company"), will be held on Friday, August 13, 1999 at 10:00 a.m., local time, at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California 94549, for the following purposes:

    1. To elect two (2) Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending February 29, 2000; and

    3. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on June 14, 1999 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

    All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ PETER H. JACKSON

                                          Peter H. Jackson
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

Orinda, California
July 14, 1999

 IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    The enclosed Proxy is solicited on behalf of the Board of Directors of Intraware, Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held Friday, August 13, 1999, at 10:00 a.m., local time, or at any and all continuation(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California 94549. The telephone number at that location is (925) 283-3700. The Company's headquarters are located at 25 Orinda Way, Orinda, California 94563 and the telephone number is
(925) 253-4500.

    These proxy solicitation materials were mailed on or about July 14, 1999 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSES OF THE ANNUAL MEETING

    The purposes of the Annual Meeting are: (i) to elect two (2) Class I directors to serve for a term of three (3) years and until their successors are duly elected and qualified; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending February 29, 2000; and (iii) to transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

RECORD DATE AND SHARES OUTSTANDING

    Stockholders of record at the close of business on June 14, 1999 (the "Record Date") are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 24,071,796 shares of the Company's Common Stock were issued and outstanding. For information regarding security ownership by management and 5% stockholders, see "OTHER INFORMATION--Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on The Nasdaq Stock Market on the last trading day immediately prior to the Record Date was $20.00 per share.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of proxy.

VOTING AND SOLICITATION

    Each share of Common Stock outstanding on the Record Date will be entitled to one (1) vote on all matters. The two (2) candidates for election as directors at the Annual Meeting who receive a plurality of the shares of the Company's outstanding Common Stock present or represented at the Annual Meeting will be elected. The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending February 29, 2000, will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock present or represented at the Annual Meeting.

    Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company's nominees as a director; and
(ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending February 29, 2000. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

    The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation other than reimbursement of expenses, personally or by telephone, telegram or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

    Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, such votes are not deemed to be Votes Cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the Votes Cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") must be received by the Company at its principal executive offices, no later than March 16, 2000 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to the 2000 Annual Meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

DIRECTORS

    Intraware's Board of Directors is currently comprised of seven members, divided into three classes with overlapping three year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two (2) nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

NOMINEES FOR CLASS I DIRECTORS

    Two Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2002. The Board of Directors has nominated CHARLES G. DAVIS and MARY ANN BYRNES for re-election as Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Mr. Davis and Ms. Byrnes. Intraware expects that Mr. Davis and Ms. Byrnes will accept such nomination. In the event that either Mr. Davis or Ms. Byrnes is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. The term of office of the persons elected as directors will continue until such director's term expires in 2002 or until such director's successor has been elected and qualified.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING NOMINEES AND OTHER DIRECTORS

    Set forth below is certain information as of the Record Date regarding the nominees for Class I directors and each other director of Intraware whose term of office continues after the Annual Meeting.

           NOMINEES FOR CLASS I DIRECTORS FOR A TERM EXPIRING IN 2002

                NAME                      AGE                    POSITION
------------------------------------      ---      -------------------------------------
Charles G. Davis, Jr................          65   Director

Mary Ann Byrnes.....................          42   Director

    CHARLES G. DAVIS, JR. has served as Vice Chairman of the Board of Directors of Intraware since September 1996. Since 1992 Mr. Davis has served as President and Chief Executive Officer of the Montclair Group, an advisory group specializing in energy and technology companies. Mr. Davis received a B.S. in Geology from Stanford University. Mr. Davis serves on the board of directors of several privately held companies.

    MARY ANN BYRNES has served as a Director of Intraware since January 1998. Ms. Byrnes founded Corsair Communications, a provider of system solutions for the wireless industry, in December 1994, and has served as its President and Chief Executive Officer since its inception. From June 1987 to November 1994, Ms. Byrnes served as Vice President of Sales and Marketing and Vice President of Operations for Cellular One, a regional mobile phone and communications company. Ms. Byrnes holds an M.B.A. from Harvard Business School and a B.A. in Economics from Wellesley College. Ms. Byrnes serves on the board of directors of Corsair Communications.

            INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2000

              NAME                     AGE                    POSITION
---------------------------------      ---      -------------------------------------
Laurence M. Baer.................          42   Director

John V. Balen....................          38   Director

Ronald E. F. Codd................          43   Director

    LAURENCE M. BAER has served as a Director of Intraware since January 1998. Mr. Baer has served as the Executive Vice President and Chief Operating Officer of the San Francisco Giants professional baseball team since December 1992. Mr. Baer holds an M.B.A. from Harvard University and an A.B. in Political Science from the University of California, Berkeley.

    JOHN V. BALEN has served as a Director of Intraware since April 1998. Since September 1995 Mr. Balen has served as a Principal at Canaan Partners, a nationally focused, private venture capital firm. From June 1985 to June 1995, Mr. Balen served as an Associate and a Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen has an M.B.A. and a B.S. in Electrical Engineering from Cornell University. Mr. Balen serves on the board of directors of several privately held companies.

    RONALD E. F. CODD has served as a Director of Intraware since January 1999. Mr. Codd has served as the President and Chief Executive Officer of Momentum Business Applications, Inc., a public company engaged in software application development activities, since January 1999. Prior to that, Mr. Codd served as Senior Vice President of Finance and Administration of PeopleSoft, Inc., a developer and marketer of enterprise application software, from 1994 until December 1998 and as Vice President and Chief Financial Officer from September 1991 to 1994. Mr. Codd holds a Masters Degree in Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in Business from the University of California, Berkeley.

            INCUMBENT CLASS III DIRECTORS WHOSE TERM EXPIRES IN 2001

              NAME                     AGE                          POSITION
---------------------------------      ---      ------------------------------------------------
Peter H. Jackson.................          41   Founder, President, Chief Executive Officer and
                                                  Director

Mark B. Hoffman..................          52   Director, Chairman of the Board

    PETER H. JACKSON co-founded Intraware in August 1996 and has served as President and Chief Executive Officer since its inception. From May 1996 to August 1996, Mr. Jackson served as a Vice President of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Jackson served as President and COO of Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1986 to May 1994, Mr. Jackson served as Founder and President of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Jackson holds an A.B. in History from the University of California, Berkeley. Mr. Jackson currently serves as a director of ONSALE, Inc., a public Internet company.

    MARK B. HOFFMAN has served as Chairman of the Board of Directors of Intraware since August 1996. Since September 1996, Mr. Hoffman has served as President of Commerce One, an e-commerce procurement and supplier-management solutions company. In 1984, Mr. Hoffman co-founded Sybase, Inc., a database software company, and served as President until July 1996. Mr. Hoffman holds an M.B.A. from the University of Arizona and a B.S. in Engineering from the U.S. Military Academy. Mr. Hoffman serves on the board of directors of several privately held companies.

CLASSIFIED BOARD

    Intraware's Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of Intraware's Board of Directors will be elected each year. To implement the classified structure, two of the nominees to the Board have been elected to one-year terms, two elected to two-year terms and three have been elected to three-year terms. Thereafter, directors will be elected for three-year terms. Charles G. Davis and Mary Ann Byrnes have been designated Class I directors whose term expires at this annual meeting of stockholders. John Balen, Laurence Baer and Ronald Codd have been designated Class II directors whose term expires at the 2000 Annual Meeting of Stockholders. Peter Jackson and Mark Hoffman have been designated Class III directors whose term expires at the 2001 Annual Meeting of Stockholders.

    Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the directors, officers or key employees of Intraware.

REQUIRED VOTE

    The two (2) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six (6) meetings during the year ended February 28, 1999 (the "Last Fiscal Year"). With the exception of Ms. Byrnes, all incumbent directors who served as a director during the Last Fiscal Year attended no less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which he served, if any, during the Last Fiscal Year. Ms. Byrnes attended three of the six meetings held during the Last Fiscal Year. The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or a committee performing the functions of a nominating committee.

    Intraware established the Audit Committee in December 1998. The Audit Committee of the Board of Directors currently consists of Messrs. Balin, Codd and Davis. During the three months in which the Audit Committee was in existence in the Last Fiscal Year, the Audit Committee held no meetings. The Audit Committee reviews the internal accounting procedures of Intraware and consults with and reviews the services provided by Intraware's independent accountants.

    Intraware established the Compensation Committee in December 1998. The Compensation Committee of the Board of Directors currently consists of Mr. Hoffman and Ms. Byrnes. During the three month period in which the Compensation Committee was in existence in the Last Fiscal Year, the Compensation Committee held no meetings. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of employees of Intraware.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from Intraware for their service as members of the Board of Directors. Under Intraware's 1996 Stock Option Plan, directors are eligible to receive stock option grants at the discretion of the Board of Directors or other administrator or the plan.

    Currently, the Board of Directors provides option grants to each director upon their appointment to the board and upon each anniversary of service thereafter. During 1997 and 1998, the Board granted options to purchase an aggregate of 40,000 shares to each of Messrs. Davis and Hoffman. During 1998, the Board granted options to purchase an aggregate of 30,000 shares to each of Mr. Baer and Ms. Byrnes in connection with their appointment to Intraware's Board of Directors. In January 1999, the Board granted options to purchase an aggregate of 30,000 shares to Mr. Codd.

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending February 29, 2000 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending February 29, 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 29, 2000.

                               OTHER INFORMATION
                               EXECUTIVE OFFICERS

    In addition to Mr. Jackson, the following persons were executive officers of the Company as of the Record Date:

                NAME                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Paul A. Martinelli..................          34   Founder, Senior Vice President and Chief Technology Officer

Donald M. Freed.....................          48   Founder, Executive Vice President and Chief Financial Officer

Terence J. Healey...................          34   Senior Vice President of Marketing

Norman A. Pensky....................          49   Vice President of Sales

Cynthia H. Mascheroni...............          38   Vice President of Business Development

Anita A. Youmans-Trone..............          49   Vice President of Finance

Manfred J. Krikke...................          30   Vice President of Intraware International

James A. Brentano...................          40   Vice President of Knowledge Services

David L. Dunlap.....................          32   Vice President of Operations

Frost R. R. Prioleau................          38   Vice President of SUBSCRIBNET

Mark Long...........................          32   Vice President of Strategic Development

Catherine Keim......................          29   Vice President of INTRAWARE.SHOP

    PAUL A. MARTINELLI co-founded Intraware in August 1996 and has served as Senior Vice President and Chief Technology Officer since its inception. From May 1994 to May 1996, Mr. Martinelli served as Vice President of Information Systems for Dataflex Corporation, a value-added reseller of computer hardware and services. From February 1991 to May 1994, Mr. Martinelli served as Director of Information Systems for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Martinelli holds a B.A. in Computer Science from the University of California, San Diego.

    DONALD M. FREED co-founded Intraware in August 1996 and has served as Executive Vice President and Chief Financial Officer since its inception. From May 1996 to August 1996, Mr. Freed served as a business development director for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Freed served as Senior Vice President of Business Development for Dataflex Corporation, a value-added reseller of computer hardware and services. From May 1989 to May 1994, Mr. Freed served as CFO of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Freed is a certified public accountant and holds a B.S. in Accounting and a B.A. in Journalism from San Francisco State University.

    TERENCE J. HEALEY has served as Senior Vice President of Marketing of Intraware since its inception in August 1996. From May 1994 to August 1996, Mr. Healey served as Regional Vice President of Marketing, and later National Vice President of Marketing for Dataflex Corporation, a value-added reseller of computer hardware and services. From August 1990 to May 1994, Mr. Healey served successively as a product manager, marketing manager and Director of Marketing for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Healey holds a B.A. in Political Science from the University of California, Berkeley.

    NORMAN A. PENSKY joined Intraware as Vice President of Sales in December 1996. From July 1991 to November 1996, Mr. Pensky served as Senior Director of Strategic Accounts for Macromedia, Inc., an Internet publishing company. Mr. Pensky holds an M.B.A. from Golden Gate University and a B.S. in Business from the University of Southern California.

    CYNTHIA H. MASCHERONI joined Intraware as Director of Marketing in February 1997 and as Vice President of Business Development in April 1997. From February 1993 to February 1997, Ms. Mascheroni served as Director of Business Development and Director of Marketing for Graphix Zone, a computer and data processing company. Ms. Mascheroni holds an M.B.A. from Northwestern University and a B.A. in Psychology from the University of California, Los Angeles.

    ANITA A. YOUMANS-TRONE joined Intraware as the Vice President of Finance in November 1996. From May 1996 to November 1996, Ms. Youmans-Trone served as Regional Vice President of Finance of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Ms. Youmans-Trone served successively as Director--Process Planning and Development--Information Systems and Regional Vice President of Finance for Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1988 to May 1994, Ms. Youmans-Trone served as Controller for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider.

    MANFRED J. KRIKKE joined Intraware as Vice President of Intraware International in August 1998. From December 1997 to February 1998, Mr. Krikke served as Vice President, Software and Internet Investment Banking for NationsBanc Montgomery Securities, a national investment banking firm. From

August 1994 to December 1997, Mr. Krikke served first as an Analyst and then as an Associate for Montgomery Securities, a national investment banking firm. In 1994, Mr. Krikke received a Doctorandus Degree in Business Economics from the Vrije University, Amsterdam, The Netherlands.

    JAMES A. BRENTANO joined Intraware as Director of Systems Engineering in June 1997 and as Vice President of Knowledge Services in June 1998. From January 1996 to June 1997, Mr. Brentano served as Director of LAN Services for Pacific Bell. From March 1991 to December 1995, Mr. Brentano served as an Information Technology Strategic Architect for Pacific Gas & Electric, a regional natural gas and electric power utility. Mr. Brentano holds an M.S. in Computer Science from the University of California, Davis and an A.B. in Letters and Sciences from the University of California, Berkeley.

    DAVID L. DUNLAP joined Intraware as the Director of Product Lines in September 1997 and as Vice President of Operations in May 1998. From September 1996 to September 1997, Mr. Dunlap served as a Financial Systems Project Manager for PeopleSoft, Inc., a software development company. From May 1996 to September 1996, Mr. Dunlap served as Director of Purchasing for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Dunlap served as Vice President of National Operations for Dataflex Corporation, a value-added reseller of computer hardware and services. From September 1986 to May 1994, Mr. Dunlap served as Vice President of Operations for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Dunlap holds a B.A. in Government from Cornell University.

    FROST R. R. PRIOLEAU joined Intraware as the Vice President of SUBSCRIBNET in December 1998. From March 1989 to October 1998, Mr. Prioleau served successively as Vice President and President and Chief Executive Officer of P2 Holdings Corporation, a rapid prototyping and services provider. P2 Holdings Corporation filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in December 1998. Mr. Prioleau holds a B.S.E. in Engineering Management Systems from Princeton University.

    CATHERINE KEIM joined Intraware as Product Manager in September 1997 and as Vice President of Intraware.shop in March 1999. From June 1996 to September 1996, Ms. Keim worked at Microsoft Corporation in product marketing in the Desktop Applications group. Ms. Keim holds an M.B.A. from Northwestern University and a B.A. in History from the University of Virginia.

    MARK LONG joined Intraware as the Vice President of Strategic Development in February 1999. From July 1998 to February 1999, Mr. Long was an investment banker with Credit Suisse First Boston in its Technology Group, focusing primarily on initial public offerings and mergers and acquisitions for companies in the Internet sector. From April 1998 to July 1998, Mr. Long was an investment banker with Deutsche Bank Securities. From August 1995 to April 1998, Mr. Long was an attorney with Gunderson Dettmer Stough Hachigian & Villenueve, LLP, where he specialized in representing emerging growth technology companies and venture capitalists. Mr. Long holds a J.D. and an M.B.A. from the University of Michigan and a B.A. in Philosophy from the University of Arizona.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission and with The Nasdaq Stock Market, Inc. Such officers, directors, and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to the Last Fiscal Year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during the Last Fiscal Year, all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of Intraware Common Stock as of the Record Date (except as otherwise noted) by (i) each director of Intraware, (ii) Intraware's Chief Executive Officer and each of the four other most highly compensated executive officers of Intraware's during the Last Fiscal Year, (iii) all directors and executive officers of Intraware as a group, and (iv) all those known by Intraware to be beneficial owners of more than five percent of outstanding shares of Intraware Common Stock. This table is based on information provided to Intraware or filed with the Securities and Exchange Commission by Intraware's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws were applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Intraware, Inc., 25 Orinda Way, Orinda California 94563. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 24,071,796 shares of Common Stock outstanding as of the Record Date.

                                                                       SHARES BENEFICIALLY OWNED
                                                                       -------------------------
                          NAME AND ADDRESS                               NUMBER     PERCENTAGE
---------------------------------------------------------------------  ----------  -------------
Peter H. Jackson (1).................................................   3,439,800         14.3
Mark B. Hoffman (2)..................................................   1,866,250          7.8
Kleiner Perkins Caufield & Byers ....................................   1,520,250          6.3
  2750 Sand Hill Road
  Menlo Park, CA 94025
Charles G. Davis, Jr. (3)............................................   1,240,000          5.2
Donald M. Freed (4)..................................................     598,346          2.5
James Brentano (5)...................................................     100,000            *
Manfred Krikke (6)...................................................     243,738          1.0
Norman A. Pensky (7).................................................     250,000          1.0
Laurence M. Baer (8).................................................      30,000            *
Mary Ann Byrnes (9)..................................................      30,000            *
Ronald E. F. Codd (10)...............................................      30,000            *
John V. Balen (11)...................................................          --           --
All directors and officers as a group (19 Persons) (12)..............   9,811,872         40.8

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Also includes 60,417 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Jackson's employment with Intraware terminate. In addition, includes 3,289,800 shares subject to a restricted stock purchase agreement, of which 259,259 were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Jackson's employment with Intraware terminate. Mr. Jackson is Intraware's President, Chief Executive Officer and a member of the Board of Directors.

(2) Includes 40,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Includes 1,826,250 shares held by Mark B. Hoffman, trustee of the Hoffman Family Trust. Excludes 40,000 shares held by the Annie Eleanor Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Excludes 40,000 shares held by the Andrew Mark Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Mr. Hoffman is a member of the Board of Directors of Intraware.

(3) Includes 40,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Includes 40,000 shares held by Charles G. Davis, Jr. Trustee of the Charles G. Davis, Jr. Trust Agreement dated 1/90 and 600,000 shares held by the Davis Family-54447-LLC. Mr. Davis is Vice Chairman of the Board of Directors of Intraware.

(4) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Also includes 36,250 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Freed's employment with Intraware terminate. In addition, includes 499,000 shares subject to a restricted stock purchase agreement, of which 55,552 were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Freed's employment with Intraware terminate. Mr. Freed is Intraware's Executive Vice President and Chief Financial Officer.

(5) Includes 60,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Also includes 20,833 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Brentano's employment with Intraware terminate. Mr. Brentano is Intraware's Vice President of Knowledge Services.

(6) Includes 150,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Also includes 63,750 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Krikke's employment with Intraware terminate. Mr. Krikke is Intraware's Vice President of Intraware International.

(7) Includes 105,209 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of June 14, 1999, should Mr. Pensky's employment with Intraware terminate. Mr. Pensky is Intraware's Vice President of Sales.

(8) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Mr. Baer is a member of the Intraware's Board of Directors.

(9) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Ms. Byrnes is a member of Intraware's Board of Directors.

(10) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of June 14, 1999. Mr. Codd is a member of the Intraware's Board of Directors.

(11) Mr. Balen did not hold any shares of Intraware's capital stock as of June 14, 1999, and does not hold any options exercisable within 60 days of June 14, 1999. Mr. Balen is a principal of Canaan Equity Partners, L.L.C. the general partner of Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of the shares held by Canaan Equity L.P., except to the extent of his pecuniary interest arising from his interest as a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity Partners, L.P. Mr. Balen is a member of the Board of Directors of Intraware.

(12) Includes an aggregate of 671,924 shares exercisable within 60 days of June 14, 1999. Certain of these shares are subject to repurchase at cost, which right of repurchase lapses at the rate of 1/4(th) at the end of one year from the date of grant and 1/48(th)of each month thereafter.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The table below summarizes the compensation earned for services rendered to Intraware in all capacities for the fiscal years ended February 28, 1997, 1998 and 1999 by Intraware's Chief Executive Officer and Intraware's next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended February 28, 1999. These executives are referred to as the Named Executive Officers elsewhere in this annual report. The fiscal year 1997 compensation figures are for the seven month period beginning August 13, 1996 and ending February 28, 1997.

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                           ANNUAL COMPENSATION       SECURITIES
                                         ------------------------    UNDERLYING         ALL OTHER
  NAME AND PRINCIPAL POSITIONS     YEAR  SALARY ($)     BONUS ($)   OPTIONS (#)       COMPENSATION
---------------------------------  ----  ----------     ---------   ------------   -------------------
Peter H. Jackson ................  1999   $ 263,990      $40,000      50,000                  --
  President and Chief Executive    1998     230,833       60,000     100,000                  --
  Officer                          1997     103,125           --          --                  --

Donald M. Freed .................  1999     130,000       20,000      30,000                  --
  Executive Vice President and     1998     115,417        5,000      60,000                  --
  Chief Financial Officer          1997      56,250           --          --                  --

James Brentano ..................  1999     127,427           --      60,000                  --
  Vice President Knowledge         1998     101,250        5,000      40,000                  --
  Services                         1997          --           --          --                  --

Manfred Krikke ..................  1999      62,200           --     240,000             $63,500(1)
  Vice President of Intraware      1998          --           --          --                  --
  International                    1997          --           --          --                  --

Norman A. Pensky ................  1999     181,317           --          --                  --
  Vice President of Sales          1998     125,000       37,500      30,000                  --
                                   1997      31,250       12,500     220,000                  --

------------------------

(1) Represents a one-time signing bonus.

OPTION GRANTS DURING LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended February 28, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent Intraware's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Intraware's Common Stock.

    In fiscal 1999, Intraware granted options to purchase up to an aggregate of 1,902,769 shares to employees, directors and consultants. All options were granted under Intraware's 1996 Stock Option Plan at exercise prices at or above the fair market value of Intraware's Common Stock on the date of grant, as determined in good faith by the Board of Directors. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of Intraware's Common Stock. All options are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by Intraware at their cost in the event of the optionee's termination of employment. All new hire option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                                                                        VALUE AT
                                               INDIVIDUAL GRANTS                         ASSUMED
                             -----------------------------------------------------   ANNUAL RATES OF
                                            % OF TOTAL                                 STOCK PRICE
                              NUMBER OF      OPTIONS                                  APPRECIATION
                             SECURITIES     GRANTED TO                                     FOR
                             UNDERLYING    EMPLOYEES IN    EXERCISE                    OPTION TERM
                               OPTIONS     LAST FISCAL       PRICE      EXPIRATION   ---------------
           NAME              GRANTED (#)       YEAR        ($/SHARE)       DATE        5%      10%
---------------------------  -----------   ------------   -----------   ----------   ------  -------
Peter H. Jackson...........    50,000           2.6%        $ 1.00      9/23/08      $31,444 $79,687

Donald M. Freed............    30,000           1.6           1.00      9/23/08      18,866   47,812

James Brentano.............    20,000           1.1           0.40      5/27/08       5,031   12,749

                               40,000           3.2           1.00      9/23/08      25,155   63,749

Manfred Krikke.............   240,000          12.8           0.15      7/27/08      22,640   57,347

Norman A. Pensky...........        --            --             --           --          --       --

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended February 28, 1999, and exercisable and unexercisable options held as of February 28, 1999. No options were exercised by the Named Executive Officers during the fiscal year ended February 28, 1999.

    The "Value of Unexercised In-the-Money Options at February 28, 1999" is based on a value of $18.875 per share, the fair market value of Intraware's Common Stock as of February 28, 1999, less the per share exercise price of $1.00, multiplied by the number of shares issued upon exercise of the option. All options were granted under Intraware's 1996 Stock Option Plan. All options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting Intraware the right to repurchase the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                               FEBRUARY 28, 1999 (#)            FEBRUARY 28, 1999 ($)
                                                           ------------------------------  -------------------------------
                                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                                                           -----------  -----------------  ------------  -----------------
Peter H. Jackson.........................................      50,000              --      $    893,750             --

Donald M. Freed..........................................      30,000              --           536,250             --

James Brentano...........................................      60,000              --         1,084,500             --

Manfred Krikke...........................................     150,000              --         2,808,750             --

Norman A. Pensky.........................................          --              --                --             --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the Compensation Committee, the Board of Directors as a whole performed the functions now delegated to the Compensation Committee. No member of the Board of Directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Intraware's Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In April 1998, Intraware issued an aggregate of 4,379,046 shares of Series D Preferred Stock to various investors at a purchase price of $2.68 per share. Attractor Ventures LLC purchased 1,121,496 shares, Canaan Equity Partners, L.L.C. purchased 1,121,496 shares, Kleiner Perkins Caufield & Byers purchased 186,916 shares and Technology Crossover Management II, L.L.C. purchased 1,121,496 shares. Mr. Balen, a partner of Canaan, is a member of Intraware's Board of Directors. Kleiner Perkins Caufield & Byers beneficially owned more than 5% of Intraware's outstanding capital stock at the time of this financing while each of Attractor, Canaan and Technology Crossover Management became beneficial owners of more than 5% of Intraware's outstanding capital stock as a result of this transaction. These shares of Preferred Stock were converted into Common Stock upon the closing of Intraware's initial public offering in March 1999.

    In July 1998, Intraware loaned to Mr. Jackson $300,000 at an annual interest rate of 8% secured, in part, by the pledge of 3,489,800 shares of Intraware Common Stock held by Mr. Jackson. Mr. Jackson is President, Chief Executive Officer and a director of Intraware. In March 1999, Mr. Jackson repaid both the principal and accrued interest of the loan.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee (the "Committee") is comprised of Mark Hoffman and Mary Ann Byrnes, each of whom is a non-employee director. The Committee sets, reviews and administers the Company's executive compensation program. The role of the Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's Stock Option Plan and Employee Stock Purchase Plan. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and reviews all stock option grants to employees.

    The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interest through stock option based plans and to provide a compensation package that recognizes individual contributions and Company performance.

    At this time in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries and long-term incentives through the Company's stock option programs.

BASE SALARY

    The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. During fiscal 1999, salaries for executive officers were increased $5,000 to $30,000 depending on the executive officer. The base salary for the Chief Executive Officer, Peter H. Jackson, was $263,990.

STOCK OPTIONS

    Under the Company's Stock Option Plan, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. The size of stock options awards are based primarily on an individual's performance and responsibilities. Because of the competitive nature of the technology industry in which the Company competes, the Committee believes stock option grants are an effective method of incentivising executives to take a longer term view of the Company's performance and to ensure that the executive's and the stockholder's interests are in alignment.

BONUS

    The bonuses awarded to executive officers are determined based on achievement of individual and company performance goals.

OTHER

    Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company does not currently match contributions under the 401(k) plan.

    The Company's Chief Executive Officer, Peter H. Jackson, does not receive any other special or additional compensation other than described above.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.


                                                  COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                                                  Mark B. Hoffman
                                                                  Mary Ann Byrnes

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of the Company's Common Stock (February 26, 1999) through May 31, 1999 for the NASDAQ U.S. Stocks Index and the Hambrecht & Quist Internet Index. The graph assumes that $100 was invested in the Company's Common Stock (at the initial public offering price of $16.00 per share), and the above indices on February 26, 1999. As the Company's Common Stock was traded publicly only three days in the last fiscal year, the graph set forth below is through May 31, 1999 (the end of the first quarter of the current fiscal year). Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INTRAWARE, INC.
"Total Cumulative Stockholder Return
for"
Period Ending May 31, 1999
                                         Intraware, Inc.    NASDAQ (U.S.)    H&Q Internet
February 26, 1999                                $100.00          $100.00         $100.00
May 31, 1999                                     $137.50          $107.52         $121.07

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ PETER H. JACKSON

                                          Peter H. Jackson
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

Dated: July 14, 1999

                                    PROXY

                               INTRAWARE, INC.

                     1999 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      OF INTRAWARE, INC. ("INTRAWARE")

     The undersigned hereby appoints Peter H. Jackson, Donald M. Freed and Mark Long, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of Intraware's common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Intraware to be held at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California 94549, on Friday, August 13, 1999 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposals and in accordance with the following instructions. The proposals referred to herein are described in detail in the accompanying proxy statement.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SPECIFIED ON THE REVERSE SIDE. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                        -- FOLD AND DETACH HERE --

                               INTRAWARE, INC

Please mark vote in oval in the following manner using dark ink only  /  /

                                                           WITHHELD
                                               FOR ALL     FROM ALL    FOR ALL
                                              NOMINEES     NOMINEES     EXCEPT

1. Election of Class I Directors
   Nominees: Charles G. Davis, Jr.              /  /         /  /        /  /
    and Mary Ann Byrnes

                                                 FOR        AGAINST    ABSTAIN

2. Ratification of PricewaterhouseCoopers LLP   /  /         /  /        /  /
   as independent auditors


------------------------------
Nominee's Excepted


Mark here for address change and note below    /  /


Signature:                      Date:
          --------------------       -------------
Signature:                      Date:
          --------------------       -------------

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign stating such officers' title. If the signer is a partnership, please sign in the partnership name by an authorized person.


                           -- FOLD AND DETACH HERE --


                PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.